Exhibit 3.4

OPERATING AGREEMENT

OF

energiUS LLC

THIS OPERATING AGREEMENT (this “Agreement”) of energiUS LLC, a Nevada limited liability company (the “Company”), is adopted and entered into as of July 25, 2008 (the “Effective Date”), by and among Paul N. Nicholson (the “Member(s)”), such managers as may be appointed by the Members from time to time, and the Company pursuant to and in accordance with the Nevada Chapter 86 of Title 7 of Nevada Revised Statutes (the “Act”). Terms used in this Agreement which are not otherwise defined shall have the respective meanings given those terms in the Act.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

ARTICLE ONE

NAME

The name of the Company shall be energiUS LLC.

ARTICLE TWO

TERM

The Company shall exist in perpetuity unless dissolved before such date in accordance with this Agreement.

ARTICLE THREE

MANAGEMENT

The Company will be managed by managers or other officers as may be appointed from time to time by the Members in their discretion, who may but need not also be Members, in accordance with the Act. Any Member exercising management powers or responsibilities will be deemed to be a manager for purposes of applying the provisions of the Act or this Agreement, unless the context otherwise requires, and that Member will have and be subject to all of the duties, benefits and liabilities of a manager provided in the Act and this Agreement. The Members and the managers will have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement, including all powers of managers or members under the Act. It is fundamental to the purpose of the Company that its members and managers be accorded limited liability to the maximum extent permitted under the Act.

ARTICLE FOUR

PURPOSE

The Company’s purpose is to engage in any lawful purpose. It is fundamental to the purpose of the Company that its members and managers be accorded limited liability to the maximum extent permitted under the Act.

ARTICLE FIVE

MEMBERS

The names, mailing address and respective membership interest of the Members are as follows:

Paul N. Nicholson

100%

2 Park Plaza, Suite 1075

Irvine, CA 92614

ARTICLE SIX

CAPITAL CONTRIBUTIONS

The Members shall contribute, in proportion to their respective membership interest, whatsoever cash, property, time, talent or other resources to the Company as may be required from time to time.

ARTICLE SEVEN

MANAGER COMPENSATION

The Members may establish reasonable compensation for managers, who may but need not also be Members, from time to time. Manager compensation shall be treated as an expense for determining profits and losses.  Managers shall also be entitled to reimbursement for pre-approved expenses made on behalf of the Company.

ARTICLE EIGHT

ALLOCATION OF PROFITS AND LOSSES

Profits and losses shall be allocated among the Members in accordance with their respective membership interests in the Company.

ARTICLE NINE

DISTRIBUTIONS

Distributions, either in cash or in kind, shall be made on a monthly, quarterly, annual, or such other basis as determined by the Members.

ARTICLE TEN

WITHDRAWAL OF MEMBER; BUY-SELL PROVISION

Any Member may voluntarily withdraw from the Company in accordance with the Act.  All Members shall be compelled to withdraw upon their death or bankruptcy or failure to act in the Company’s best interest.

Each Member hereby grants the other Members a ninety (90) day right of first refusal to purchase their respective membership interest(s) in the Company in the event of a withdrawal or in the event they decide to sell to a bona fide third party purchaser.

ARTICLE ELEVEN

ASSIGNMENTS

A Member may assign in whole or part his or her membership interest in the Company; provided, however, an assignee of a membership interest may not become a Member without the vote or written consent of at least a majority in interest of the members, other than the Member who assigns or proposes to assign his or her membership interest.

ARTICLE TWELVE

ADMISSION OF ADDITIONAL MEMBERS

One or more additional Members of the Company may be admitted to the Company with the vote or written consent of a majority in interest of the members.

ARTICLE THIRTEEN

LIABILITY OF MEMBERS / MANAGERS

Neither the managers nor the Members shall be liable for the obligations or liabilities of the Company, except to the extent provided in the Act or by law. It is fundamental to the purpose of the Company that its Members and managers be accorded limited liability to the maximum extent permitted under the Act.

ARTICLE FOURTEEN

EXCULPATION OF MEMBERS / MANAGERS

A manager or a Member exercising management powers or responsibilities for or on behalf of the Company will not have personal liability to the Company or its Members for damages for any breach of duty in that capacity, provided that nothing in this Article shall eliminate or limit: (i) the liability of any Member or manager if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that, with respect to a distribution to Members, his or her acts were not performed in accordance with the Act; or (ii) the liability of any Member or manager for any act or omission prior to the date of first inclusion of this paragraph in this Agreement.

ARTICLE FIFTEEN

GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, all rights and remedies being governed by those laws.

ARTICLE SIXTEEN

INDEMNIFICATION

To the fullest extent permitted by law, the Company shall indemnify and hold harmless, and may advance expenses to, any Member, manager or other person, or any testator or intestate of such Member, manager or other person (collectively, the “Indemnitees”), from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes: (i) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The provisions of this section shall continue to afford protection to each Indemnitee regardless of whether he or she remains a Member, manager, employee or agent of the Company.

ARTICLE SEVENTEEN

TAX MATTERS; FINANCIAL MATTERS

The Company shall be disregarded for income tax purposes and will file all necessary and appropriate forms in furtherance of that position.

ARTICLE EIGHTEEN

MISCELLANEOUS

The parties will endeavor in good faith to resolve all disputes arising under or related to this Agreement by mediation prior to seeking redress in a court of competent jurisdiction.

This Agreement and the Articles comprise the entire agreement among the parties with respect to the Company.  This Agreement and the Articles supersede any prior agreements or understandings with respect to the Company.  No representation, statement or condition not contained in this Agreement or the Articles has any force or effect.

Amendment of this Agreement may only be made via unanimous written consent of the Members.

This Agreement may be executed in counterparts, each of which will be considered an original.

* * * * *

Executed and agreed to by the parties on the respective dates set forth below, to be effective as of the Effective Date.

COMPANY:

energiUS LLC

a Nevada limited liability company

By: /s/ Paul N. Nicholson

Date: July 25, 2008

Paul N. Nicholson

Manager / Member

MEMBERS:

/s/ Paul N. Nicholson

Date: July 25, 2008

Paul N. Nicholson, individually

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